Exhibit 2.1

SHARE PURCHASE AGREEMENT

BETWEEN

MUSTAFA MEHMET CORPORATION as Seller

AND

TRANSATLANTIC WORLDWIDE, LTD. or assigns as Buyer

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1.	Action	1

1.2.	Affiliate	1

1.3.	Agreement	1

1.4.	Balance Sheet	2

1.5.	Branch	2

1.6.	Buyer	2

1.7.	Closing	2

1.8.	Closing Date	2

1.9.	Company	2

1.10.	Company and Branch Governing Documents	2

1.11.	Competition Board	2

1.12.	Consent	2

1.13.	Contract	2

1.14.	Control	3

1.15.	Damages	3

1.16.	Dispute	3

1.17.	Effective Date	3

1.18.	Equipment	3

1.19.	EMRA	3

1.20.	Encumbrance	3

1.21.	Environment	3

1.22.	Environmental, Health, and Safety Liabilities	3

1.23.	Environmental Law	4

1.24.	Exploration and Exploitation Licenses	5

1.25.	Facilities	5

1.26.	GDPA	5

1.27.	Governmental Authorization	5

1.28.	Governmental Body	5

i

1.29.	Hazardous Activity	5

1.30.	Hazardous Materials	6

1.31.	Incoming Directors	6

1.32.	Knowledge	6

1.33.	Legal Requirement	6

1.34.	Liability	6

1.35.	Licenses	6

1.36.	Material Adverse Change	7

1.37.	Notice of Dispute	7

1.38.	Occupational Safety and Health Law	7

1.39.	Order	7

1.40.	Ordinary Course of Business	7

1.41.	Organizational Documents	7

1.42.	Overriding Royalties	8

1.43.	Person	8

1.44.	Powers of Attorney	8

1.45.	Proceeding	8

1.46.	PTI	8

1.47.	Purchase Price	8

1.48.	Release	9

1.49.	Resigning Directors	9

1.50.	Rules	9

1.51.	Securities Act	9

1.52.	Seller	9

1.53.	Shares	9

1.54.	Senior Executive	9

1.55.	TA Stock	9

1.56.	Tax	9

1.57.	TBNG	9

1.58.	Threat of Release	10

1.59.	TransAtlantic	10

1.60.	Turkish Regulatory Authorities	10

ARTICLE 2 SALE AND TRANSFER OF SHARES; CLOSING		10

2.1.	Shares	10

2.2.	Closing	10

2.3.	Payment of the Purchase Price	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER		10

3.1.	Organization and Good Standing of Seller	10

3.2.	Authority; No Conflict	11

3.3.	Ownership of the Shares and the Company	11

3.4.	Absence of Certain Liabilities	12

3.5.	Legal Proceedings; Orders	12

3.6.	Contracts	12

3.7.	Brokers or Finders	12

3.8.	Solvency	13

3.9.	Disclosure	13

3.10.	Securities Representations	13

3.11.	Ownership of Facilities	15

ARTICLE 4 REPRESENTATIONS OF SELLER WITH RESPECT TO THE COMPANY		15

4.1.	Organization, Qualification and Corporate Power; No Conflicts	15

4.2.	Capitalization of the Company	16

4.3.	Certain Assets of the Company	16

4.4.	Absence of Certain Liabilities	16

4.5.	Licenses	17

4.6.	Books and Records	17

4.7.	Employee Benefits	17

4.8.	Compliance with Legal Requirements	17

4.9.	Legal Proceedings; Orders	18

4.10.	Contracts; No Defaults	19

4.11.	Insurance	20

4.12.	Environmental Matters	21

4.13.	Employees	22

4.14.	Labor Relations; Compliance	22

4.15.	Certain Payments	22

4.16.	Balance Sheet	22

4.17.	Disclosure	23

ARTICLE 5 REPRESENTATIONS OF BUYER		23

5.1.	Organization and Good Standing	23

5.2.	Authority; No Conflict	23

5.3.	Investment Intent	24

5.4.	Certain Proceedings	24

5.5.	Brokers or Finders	24

5.6.	Restrictions on Transferability of TA Stock	24

5.7.	Assignee of Buyer	24

ARTICLE 6 COVENANTS OF SELLER PRIOR TO CLOSING DATE		24

6.1.	Operation of the Businesses of the Company	24

6.2.	Required Approvals	26

6.3.	Access to Books and Records	27

6.4.	Notification	27

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		27

7.1.	Accuracy of Representations	27

7.2.	Seller’s Performance	28

7.3.	Consents	28

7.4.	Additional Documents	29

7.5.	No Proceedings	31

7.6.	No Claim Regarding Stock Ownership or Sale Proceeds	31

ARTICLE 8 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		31

8.1.	Accuracy of Representations	31

8.2.	Buyer’s Performance	31

8.3.	Consents	32

8.4.	Additional Documents	32

8.5.	No Injunction	32

ARTICLE 9 TERMINATION		32

9.1.	Termination Events	32

9.2.	Effect of Termination	33

ARTICLE 10 INDEMNIFICATION; REMEDIES		33

10.1.	Survival	33

10.2.	Indemnification and Payment of Damages by Seller	33

10.3.	Indemnification and Payment of Damages by Buyer	34

10.4.	Time Limitation	34

10.5.	Procedure for Indemnification – Third Party Claims	35

10.6.	Procedure for Indemnification – Other Claims	36

10.7.	Set Off	36

10.8.	Maintenance of Minimum Net Worth	36

10.9.	Exclusive Remedy	36

ARTICLE 11 ASSIGNMENT		36

11.1.	Assignment of Agreement	36

ARTICLE 12 GENERAL PROVISIONS		37

12.1.	Expenses	37

12.2.	Public Announcements	37

12.3.	Confidentiality	37

12.4.	Notices	38

12.5.	Further Assurances	39

12.6.	Waiver	39

12.7.	Schedules	39

12.8.	Assignments, Successors, and No Third-Party Rights	39

12.9.	Severability	40

12.10.	Section Headings; Construction	40

12.11.	Time of Essence	40

12.12.	Governing Law	40

12.13.	Dispute Resolution	40

12.14.	Counterparts	42

v

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into this      day of April, 2011 (the “Effective Date”), by and among MUSTAFA MEHMET CORPORATION, an exempt company organized under the laws of the Unites States Virgin Islands (“Seller”) and TRANSATLANTIC WORLDWIDE, LTD., an international business company organized under the laws of the Commonwealth of the Bahamas (hereinafter “Buyer”)

RECITALS

WHEREAS, Seller is the owner of 100% of the shares of stock (the “Shares”) of Thrace Basin Natural Gas (Turkiye) Corporation (the “Company” or “TBNG”) a corporation organized under the laws of the British Virgin Islands having its registered office at Omar Hodge Building, 3rd Floor, PO Box 933, Road Town, Tortula, the British Virgin Islands, which operates through a branch located in Turkey having a registered office at Turan güneş Bulvarı 708. Sok. No : 14/4 06550 Çankaya, Ankara/Türkiye known and referred to as Thrace Basin Natural Gas Corporation Ankara Türkiye Şubesi (the “Branch”);

WHEREAS, Seller has agreed to sell the Shares and, in reliance on the representations, warranties and undertakings given in this Agreement by the Seller, the Buyer has agreed to buy the Shares from the Seller on the terms and conditions in this Agreement.

NOW THEREFORE WITNESSETH, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, in addition to the other terms defined herein, the following terms have the meanings specified or referred to in this ARTICLE 1:

1.1.	Action

“Action” means any actual or threatened Proceeding that, if determined negatively against the Seller, the Company, an Affiliate of the Seller or the Company or any predecessor of the Seller or the Company, would result in a Material Adverse Change with respect to the Company’s assets or businesses.

1.2.	Affiliate

“Affiliate” means, with respect to any Person, any shareholder, member, officer, director or manager of such Person or any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

1.3.	Agreement

“Agreement” is defined in the preamble of this Agreement.

1.4.	Balance Sheet

“Balance Sheet” is defined in Section 4.16.

1.5.	Branch

“Branch” is defined in the recitals of this Agreement.

1.6.	Buyer

“Buyer” is defined in the preamble of this Agreement.

1.7.	Closing

“Closing” is defined in Section 2.2.

1.8.	Closing Date

“Closing Date” means the date and time as of which the Closing actually takes place. The Closing Date shall be on or before May 11, 2011 unless, on such date, all required Governmental Authorizations, including approval from the Competition Board, have not been obtained despite the applications therefor having been diligently made, in which case the Closing Date shall be extended for a period ending on the earlier to occur of (i) July 8, 2011 and (ii) the date which is five days following the date on all Governmental Authorizations are received.

1.9.	Company

“Company” means TBNG.

1.10.	Company and Branch Governing Documents

“Company and Branch Governing Documents” is defined in Section 4.1(a).

1.11.	Competition Board

“Competition Board” means the Competition Board of the Republic of Turkey.

1.12.	Consent

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

1.13.	Contract

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is, as of the date of reference, legally binding.

1.14.	Control

“Control” over a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or any other equity interests, representation on its board of directors or body performing similar functions, by contract or otherwise. The terms “Controlling” and “Controlled” will have corollary meanings.

1.15.	Damages

“Damages” is defined in Section 10.2.

1.16.	Dispute

“Dispute” is defined in Section 12.13(a).

1.17.	Effective Date

“Effective Date” is defined in the preamble of this Agreement.

1.18.	Equipment

“Equipment” is defined in Section 4.3(d).

1.19.	EMRA

“EMRA” means the Energy Markets Regulatory Authority of the Republic of Turkey.

1.20.	Encumbrance

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.21.	Environment

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

1.22.	Environmental, Health, and Safety Liabilities

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

1.23.	Environmental Law

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

1.24.	Exploration and Exploitation Licenses

“Exploration and Exploitation Licenses” means any exploration license or production lease held by the Company (either in their own name or through a Turkish branch), as extended, re-issued or reviewed prior to the Closing Date.

1.25.	Facilities

“Facilities” means any real property, leaseholds, or other interests owned or operated by the Company as of the Effective Date and any buildings, plants, structures, pipelines or equipment (including motor vehicles and rolling stock) owned or operated by the Company as of the Effective Date, including, but not limited to, the Company’s headquarters buildings and real property which are located at Tekirdag, Turkey.

1.26.	GDPA

“GDPA” means the General Directorate of Petroleum Affairs of the Ministry of Energy and Natural Resources of the Republic of Turkey.

1.27.	Governmental Authorization

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.28.	Governmental Body

“Governmental Body” means:

(a) whether or not included in the clauses below, the Competition Board, EMRA, and GDPA;

(b) any nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(c) any federal, state, local, municipal, foreign, or other government;

(d) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(e) any multi-national organization or body; or

(f) any Person or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.29.	Hazardous Activity

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer,

transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

1.30.	Hazardous Materials

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

1.31.	Incoming Directors

“Incoming Directors” means those persons nominated in writing by the Buyer at least five (5) business days prior to Closing by the Buyer to be directors of the Company as of the Closing Date.

1.32.	Knowledge

“Knowledge” when used in determining if Person will be deemed to have “Knowledge” of a particular fact or other matter, means that:

(a) such Person is actually aware of such fact or other matter; or

(b) in the case of an organization, a reasonably prudent officer or manager responsible for a particular area, function or segment of that organization using ordinary care in the exercise of his duties and responsibilities should have been aware of or should have discovered such fact or other matter.

1.33.	Legal Requirement

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.34.	Liability

“Liability” means any liability or obligation (whether actual, contingent or prospective), including any liability for Taxes.

1.35.	Licenses

“Licenses” shall mean any statutory, municipal, contractual or other license, Consent, permission, permit, right or authority issued or approved by any Governmental Body.

1.36.	Material Adverse Change

“Material Adverse Change” means, as to a Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, assets or properties of such Person or (b) in the ability of such Person to consummate the transactions contemplated by this Agreement.

1.37.	Notice of Dispute

“Notice of Dispute” is defined in Section 12.13(a).

1.38.	Occupational Safety and Health Law

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations), designed to provide safe and healthful working conditions.

1.39.	Order

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.40.	Ordinary Course of Business

“Ordinary Course of Business” means when applied to an action of a Person that:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

1.41.	Organizational Documents

“Organizational Documents” means:

(a) the articles or certificate of incorporation and the bylaws of a corporation;

(b) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and

(c) any amendment to any of the foregoing.

1.42.	Overriding Royalties

“Overriding Royalties” means the 1% Overriding Royalty Agreement and the Gaziantep Overriding Royalty Agreement described in (a) and (b) below:

(a) 1% Overriding Royalty Agreement means the agreement attached as Schedule 1.42(a) pursuant to which Seller or its assign shall be assigned a one percent (1%) overriding royalty interest (proportionately reduced where the Company owns less than 100%) in all Exploration and Exploitation Licenses owned by the Company on the Closing Date in District I in all existing and future wells drilled on such Exploration and Exploitation Licenses, including, without limitation, all wells spudded prior to the Effective Date, wells spudded in the future and workovers of all wells; and

(b) Gaziantep Overriding Royalty Agreement means the agreement attached as Schedule 1.42(b) pursuant to which Seller or its assign shall be assigned the overriding royalty now held by the Company over production from the five (5) concessions near Gaziantep in District XII, numbered as AR/TGT/4607, 4638, 4648, 4649 and 4656;

1.43.	Person

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

1.44.	Powers of Attorney

“Powers of Attorney” is defined in Section 7.4(i).

1.45.	Proceeding

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, threatened, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.46.	PTI

“PTI” is defined in Section 4.4(a).

1.47.	Purchase Price

“Purchase Price” means, collectively, the following:

(a) The TA Stock; and

(b) The Overriding Royalties.

1.48.	Release

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

1.49.	Resigning Directors

“Resigning Directors” means the existing directors of the Company (other than those directors which may have been nominated by the Buyer).

1.50.	Rules

“Rules” is defined in Section 12.13(c)(i).

1.51.	Securities Act

“Securities Act” means the Securities Act of 1933, as amended or any successor law, and regulations and rules issued pursuant to the Securities Act or any successor law.

1.52.	Seller

“Seller” is defined in the preamble of this Agreement.

1.53.	Shares

“Shares” is defined in the recitals of this Agreement.

1.54.	Senior Executive

“Senior Executive” is defined in Section 12.13(b).

1.55.	TA Stock

“TA Stock” shall mean Eighteen Million Five Hundred Thousand (18,500,000) shares of the common stock of TransAtlantic payable to Seller in accordance with Section 2.3.

1.56.	Tax

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Turkish, Virgin Islands, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, value-added, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes (and any interest and penalties with respect thereto).

1.57.	TBNG

“TBNG” is defined in the recitals of this Agreement.

1.58.	Threat of Release

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

1.59.	TransAtlantic

“TransAtlantic” means TransAtlantic Petroleum Ltd., an exempted company with limited liability organized under the laws of Bermuda.

1.60.	Turkish Regulatory Authorities

“Turkish Regulatory Authorities” means, collectively, GDPA, EMRA and the Competition Board.

ARTICLE 2

SALE AND TRANSFER OF SHARES; CLOSING

2.1.	Shares

On the Closing Date, subject to the terms and conditions of this Agreement, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

2.2.	Closing

Subject to the prior or concurrent fulfillment of all obligations and conditions set forth in ARTICLE 7 and ARTICLE 8, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Kane Russell Coleman & Logan, 1601 Elm Street, Suite 3700, Dallas, Texas 75201 on or before the Closing Date.

2.3.	Payment of the Purchase Price

The Purchase Price shall be paid by Buyer at Closing as follows:

(a) Buyer shall deliver the TA Stock; and

(b) Buyer shall execute and deliver to Seller the agreements providing for the Overriding Royalties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

SELLER WITH RESPECT TO SELLER

Seller represents and warrants to Buyer as follows:

3.1.	Organization and Good Standing of Seller

Seller is an exempt company organized under the laws of the United States Virgin Islands, with full corporate power and authority and all licenses, permits and authorizations necessary to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations. Seller is not in default or in violation of any provision of its charter or bylaws.

3.2.	Authority; No Conflict

This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Shares.

Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereunder will, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Seller, or (ii) any resolution adopted by the board of directors or the stockholders of Seller;

(b) except for any required approvals of the Turkish Regulatory Authorities, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or the Company, or any of the assets owned or used by the Seller, or the Company, may be subject;

(c) except for any required approvals of the Turkish Regulatory Authorities, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify or require any notice under, any agreement, Contract, lease, license, document, instrument or other arrangement to which the Company is a party or to which any of its property is subject; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

3.3.	Ownership of the Shares and the Company

Seller is and will be on the Closing Date, prior to the conveyance to Buyer, the sole record and beneficial owner of all of the Shares, free and clear of all Encumbrances, and no other Person holds or owns any interest in any of the Shares. Seller is and will be on the Closing Date, prior to the conveyance to Buyer, the sole record and beneficial owner of the Company (including the Branch), free and clear of all Encumbrances, in full compliance of all applicable Legal Requirements, including, without limitation, applicable laws in the U.S. Virgin Islands, the British Virgin Islands and the Republic of Turkey. Upon consummation of the purchase and sale of the Shares between Seller and Buyer as contemplated by this Agreement, Buyer will acquire one hundred percent (100%) ownership of the Company, including, without limitation, the Branch and all of the assets owned by the Company and/or the Branch, free and clear of all Encumbrances.

3.4.	Absence of Certain Liabilities

Neither the Seller nor the Company has any Liability with respect to:

(a) Any Tax incurred or accrued as of the Effective Date or up to the Closing Date other than in the Ordinary Course of Business; or

(b) Any dispute with another Person involving more than One Hundred Thousand U.S. Dollars (US $100,000.00).

3.5.	Legal Proceedings; Orders

There is no pending Proceeding:

(a) that has been commenced by or against the Company or the Seller that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or the Seller; or

(b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

To the Knowledge of Seller, (i) no such Proceeding has been threatened against the Company or the Seller, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

Seller has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by it, is or has been subject.

3.6.	Contracts

Seller is not a party to any Contracts that cannot be cancelled without penalty and which create a financial obligation on the part of Seller in excess of US $50,000.00.

3.7.	Brokers or Finders

Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.8.	Solvency

(a) No proceedings in bankruptcy or insolvency have ever been instituted by or against Seller, or any Affiliate thereof, and no such proceeding is now pending or contemplated; and

(b) The books and records of Seller have been maintained in the Ordinary Course of Business. Seller is solvent pursuant to the laws of the United States Virgin Islands and pursuant to the laws of the United States, as reflected by the entries in said books and records and as reflected by the actual facts.

3.9.	Disclosure

Except as disclosed in the Schedules to this Agreement, the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement.

3.10.	Securities Representations

(a) Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.

(b) Seller has sufficient knowledge and experience in business and financial matters so as to be able to evaluate the risks and merits of its investment in the TA Stock and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the TA Stock and, at the present time, is able to afford a complete loss of such investment.

(c) Seller is not purchasing the TA Stock as a result of any general solicitation or general advertising, including any advertisement, article, notice or other communication regarding the TA Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting or any other general advertisement.

(d) Seller is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

(e) Seller acknowledges it has reviewed all the information it considers necessary or appropriate for deciding whether to acquire the TA Stock, including but not limited to TransAtlantic’s filings with the Securities and Exchange Commission. Seller has conducted all due diligence and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the TA Stock to be issued to Seller. Seller further has had an opportunity to ask questions and receive answers from TransAtlantic regarding the terms and conditions of the issuance of the TA Stock and to obtain additional information necessary to verify any information furnished to Seller or to which Seller has had access. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the TA Stock.

(f) The shares of TA Stock are being acquired by Seller for its own account and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable Canadian securities laws, the Securities Act, any state securities laws or the laws of any other jurisdiction. There are no other agreements, arrangements or understandings pursuant to which Seller has agreed to acquire the TA Stock.

(g) Within the six month period prior to the Closing Date, Seller has not directly or indirectly executed or effected or caused to be executed or effected any short sale, option or equity swap transactions in or with respect to the TA Stock or any other derivative security transaction the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with the ownership of the TA Stock by Seller. Seller has complied at all times with the provisions of Regulation M promulgated under the Securities Act as applicable to the TA Stock.

(h) Seller understands that (i) the shares of TA Stock to be acquired by it are “restricted securities” within the meaning of Rule 144 of the Securities Act and have not been registered under the Securities Act, applicable Canadian securities laws, any state securities laws or the laws of any other jurisdiction, (ii) the TA Stock can only be disposed of if such disposition is either registered under the Securities Act or is exempt from such registration, (iii) the TA Stock will bear the legends to such effect set forth or described below, and (iv) Seller may be, as a result of its due diligence investigations and negotiations in connection with this Agreement, in possession of material non-public information concerning TransAtlantic, Buyer and its subsidiaries, their assets, operations and financial condition, and accordingly may be subject to liabilities under the Securities and Exchange Act of 1934, as amended, if Seller, its officers, directors, affiliates and controlling persons engage in trading in securities of TransAtlantic while in possession of such material non-public information.

(i) Seller acknowledges that the certificates evidencing the TA Stock will bear a legend substantially similar to the following:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING OR OTHERWISE HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF TRANSATLANTIC PETROLEUM LTD. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) INSIDE THE UNITED STATES, PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR

ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, AND THE HOLDER HAS FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT REASONABLY SATISFACTORY TO THE CORPORATION. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

3.11.	Ownership of Facilities

As of the Closing Date, the Company will own all of the Facilities.

ARTICLE 4

REPRESENTATIONS OF SELLER WITH RESPECT TO THE COMPANY

The representations and warranties of Seller contained in this ARTICLE 4 concerning the Company shall be read to include the Branch in each and every case except where the context does not allow. Seller hereby represents and warrants to Buyer as follows:

4.1.	Organization, Qualification and Corporate Power; No Conflicts

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required (including, without limitation, the Republic of Turkey). The Branch is a branch office of the Company duly established, validly existing and in good standing under the laws of the Republic of Turkey, including, without limitation, the Petroleum Law of the Republic of Turkey. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it (including, without limitation, the Exploration and Exploitation Licenses). Seller has delivered to Buyer correct and complete copies of the formation and governance documents of the Company and the Branch (including, without limitation, the certificate of incorporation, any certificates of incorporation on change of name and the bylaws of the Company and the source file of the Branch filed with the GDPA) (collectively, the “Company and Branch Governing Documents”), each as amended to date.

(b) Except as set forth on Schedule 4.1, the Company will not be required to give any notice to, make any filing with, or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder. Neither the Company nor the Branch is in violation or default of any provisions of the Company and Branch Governing Documents. The execution, delivery, issuance and performance of the closing deliverables by Seller and the transfer of the Shares from Seller to Buyer (i) are not and will not be in conflict with or result in a violation or breach of, with or without the passage of time or the giving of notice or both, any Company and

Branch Governing Documents, any judgment, order or decree of any court or arbitrator to which the Company or the Branch is a party or is subject, or any Contract, License, agreement, lease or other similar instrument or obligation to which the Company or the Branch is a party or by which it is bound, (ii) will not give any Governmental Body or any third Person the right to revoke, withdraw, suspend, cancel, terminate or modify any term or provision of any License or Contract applicable to the Company or the Branch, and (iii) do not and will not constitute an event that results in the creation of any lien, charge or other Encumbrance upon any asset of the Company or the Branch.

4.2	Capitalization of the Company

The entire authorized equity securities of the Company consist of 10,000,000 shares of stock, with a par value of US $0.01 per share, all of which are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other, Contracts or commitments that could require the Company to insure, sell or otherwise cause to become outstanding any of its equity securities or other securities of the Company or any rights relating to an interest in the revenues or profits of the Company.

4.3.	Certain Assets of the Company

(a) Schedule 4.3(a) contains a complete and accurate list and brief description of all Exploration and Exploitation Licenses owned by the Company.

(b) Schedule 4.3(b) contains a complete and accurate list and brief description of all joint venture, operating or other similar agreements to which the Company is a party relating to any Exploration and Exploitation Licenses.

(c) All Facilities have been properly maintained and are in good working order for the purposes utilized by the Company in its business.

(d) Schedule 4.3(d) contains a complete and accurate list and brief description of all equipment owned or leased by the Company (the “Equipment”). All such Equipment has been properly maintained and is in good working order for the purposes utilized by the Company in its business.

4.4.	Absence of Certain Liabilities

The Company has no Liability with respect to:

(a) Any Tax incurred or accrued as of the Effective Date or up to the Closing Date other than the amount accrued in the Ordinary Course of Business or as a result of the transfer of exploration licenses to Pinnacle Turkey, Inc., a corporation organized under the laws of the British Virgin Islands (“PTI”) during the four-month period prior to the Effective Date, which transfer has been approved by Buyer; or

(b) Any dispute with another Person involving more than One Hundred Thousand U.S. Dollars (US $100,000.00).

4.5.	Licenses

(a) All Exploration and Exploitation Licenses issued to the Company by GDPA as set forth in Schedule 4.3(a) are valid and correct;

(b) All Licenses issued to the Company by EMRA in connection with their operations in Turkey are valid and correct; and

(c) No Liability exists with respect to any investigation of, or Proceeding with respect to, any of the licenses referred to clauses (a) and (b) above.

4.6.	Books and Records

The books of account and other records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

4.7.	Employee Benefits

Schedule 4.7 contains a list of the Company’s employee compensation. The Company has complied with all Legal Requirements governing wages, hours, collective bargaining, discrimination, safety, severance pay and retirement benefits for its employees.

4.8.	Compliance with Legal Requirements

(a) The Company is in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct or operation of their businesses or the ownership or use of any of their assets;

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (ii) may reasonably be expected to give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature;

(c) Except as set forth in Schedule 4.8(c), the Company has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of any Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(d) Schedule 4.8(d) contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. The Governmental Authorizations listed in Schedule 4.8(d) collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses in the manner it currently conducts and operates such businesses in all material respects and to permit the Company to own and use their assets in the manner in which they currently own and use such assets. Each Governmental Authorization listed or required to be listed in Schedule 4.8(d) is valid and in full force and effect. Except as set forth on Schedule 4.8(d):

(i) The Company is in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 4.8(d);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 4.8(d), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 4.8(d);

(iii) The Company has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 4.8(d) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

4.9.	Legal Proceedings; Orders

(a) There is no pending Proceeding:

(i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated herein.

(b) To the Knowledge of Seller or the Company, (i) no such Proceeding has been threatened against the Company, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c) (i) There is no Order to which the Company, or any of its assets owned or used by it, is subject, (ii) the Company is not subject to any Order that relates to the business of, or any of the assets owned or used by, it, and (iii) to the Knowledge of Seller or the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(d) The Company has not received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by it, is or has been subject.

4.10.	Contracts; No Defaults

(a) Schedule 4.10 contains a complete and accurate list of, and Seller has delivered to Buyer true and complete copies of:

(i) each Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of US $100,000;

(ii) each Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of US $50,000;

(iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of US $50,000;

(iv) each lease agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than US $25,000 and with terms of less than one year);

(v) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii) each Contract between or including the Company and an Affiliate;

(viii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(ix) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(x) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b) Seller (and each Affiliate of Seller) does not have any rights under or any obligation or liability under and does not have the right to require or will not become subject to, any Contract that relates to the business of, or any of the assets owned or used by, the Company;

(c) To the Knowledge of Seller or the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (ii) assign to the Company or to any other Person any rights to any invention, improvement, or discovery;

(d) With respect to each Contract identified or required to be identified in Schedule 4.10, (i) the Contract is legal, valid, binding, enforceable and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract;

(e) The Company has not given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract; and

(f) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Seller or the Company, no such Person has made written demand for such renegotiation.

4.11.	Insurance.

(a) Seller has delivered to Buyer and Schedule 4.11(a) contains a complete and accurate list of:

(i) copies of all policies of insurance to which any officer or the Company is a party or under which the Company, or any officer or director of the Company, is or has been covered at any time within the five years preceding the date of this Agreement; and

(ii) copies of all pending applications for policies of insurance.

(b) Schedule 4.11(b) describes:

(i) any self-insurance arrangement by or affecting the Company (including any retroactive premium adjustments or other loss-sharing arrangements), including any reserves established thereunder; and

(ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

4.12.	Environmental Matters

(a) The Company is in full compliance with, and has not been and are not in violation of or liable under, any Environmental Law. The Company has not received any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Seller or the Company, threatened, claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(c) The Company has not received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company has been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) The Company does not have any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest.

(e) Except as permitted by applicable Environmental Law, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. Neither the Company nor, to the Knowledge of Seller or the Company, any other Person, has permitted or conducted any Hazardous Activity with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller or the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed by the Company, from or by the Facilities or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(g) The Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Seller or either of the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

4.13.	Employees

The Seller has provided to Buyer a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable.

4.14.	Labor Relations; Compliance

Since January 1, 2005, the Company has not been nor is it presently a party to any collective bargaining or other labor Contract.

4.15.	Certain Payments

Since January 1, 2005, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.16.	Balance Sheet

Schedule 4.16 is a true and correct copy of the balance sheet of the Company as of September 30, 2010 (the “Balance Sheet”). The Balance Sheet fairly presents in all material respects the financial condition and operating results of the Company as of the dates and for the periods indicated therein. The balance sheet of the Company as of the Effective Date and as of the Closing Date, prepared in accordance with the same accounting method as the Balance Sheet, will be substantially similar to the Balance Sheet, except revisions due to (a) the transfer of exploration licenses from the Company to PTI referenced in Section 4.4(a) above, (b) repayment of loans and borrowing as required under Section 7.4(k) and Section 7.4(l) below, or (c) the effect of operations of the Company arising out of the Ordinary Course of Business of the Company since September 30, 2010.

4.17.	Disclosure

Except as disclosed in the Schedules to this Agreement, the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement.

ARTICLE 5

REPRESENTATIONS OF BUYER

Buyer represents and warrants to Seller as follows:

5.1.	Organization and Good Standing

Buyer is a company duly formed, validly existing, and in good standing under the laws of the Commonwealth of the Bahamas.

5.2.	Authority; No Conflict

(a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Overriding Royalties, it will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms. Buyer has the unrestricted right, power, and authority to execute and deliver this Agreement and the Overriding Royalties, as the case may be, and to perform its obligations under this Agreement and the Overriding Royalties.

(b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the transactions contemplated hereunder by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereunder pursuant to:

(i) any provision of Buyer’s Organizational Documents;

(ii) any resolution adopted by the board of directors or the stockholders of Buyer;

(iii) any Legal Requirement or Order to which Buyer may be subject; or

(iv) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) Buyer will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder except the Consents listed on Schedule 5.2(c).

5.3.	Investment Intent

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. The offer and sale of the Shares by Seller and their purchase by Buyer in accordance with the terms of this Agreement is exempt from registration or qualification under the Securities Act and applicable state securities laws.

5.4.	Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder. To Buyer’s Knowledge, no such Proceeding has been threatened.

5.5.	Brokers or Finders

Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.6.	Restrictions on Transferability of TA Stock

Upon filing and approval of an additional listing application with the NYSE Amex exchange relating to the TA Stock, the TA Stock will be tradable on the NYSE Amex exchange, subject to the restrictions as set forth in the Securities Act and the rules and regulations promulgated thereunder. Immediately following the execution date of this Agreement, TA agrees to file the additional listing application with the NYSE Amex and to take all actions necessary to obtain its approval within one year of the Closing Date.

5.7.	Assignee of Buyer

To the extent Buyer assigns this Agreement as permitted in ARTICLE 11, such assignee will make the same representations and warranties as set forth in Section 5.2 through 5.5, inclusive.

ARTICLE 6

COVENANTS OF SELLER PRIOR TO CLOSING DATE

6.1.	Operation of the Businesses of the Company

Between the Effective Date and the Closing Date, Seller will cause the Company to:

(a) conduct its business only in the Ordinary Course of Business;

(b) use its reasonable best efforts to preserve intact its current business organization and that of its subsidiaries, keep available the services of its current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it;

(c) not declare any dividend or make any distribution or payment of any kind to Seller or to any other Person except for payments in the Ordinary Course of Business;

(d) provide the Buyer with any requested information regarding Seller and the Company and consult with the Buyer on the manner of conduct of its business and take into account any reasonable requests of the Buyer;

(e) use reasonable endeavors to preserve the goodwill of its business;

(f) operate its business in accordance with its usual business practices as a going concern with all due care and in accordance with normal and prudent oilfield practice and in compliance with all Legal Requirements, licenses, permits and contracts which may apply;

(g) meet all of its routine obligations in the course of carrying on its business, including (without limitation) ensuring that any and all obligations with respect to the Licenses are fulfilled;

(h) not acquire or dispose of any material asset other than (with the prior consent of the Buyer, which will not be unreasonably withheld) except for the acquisition or sale of tangible assets in the Ordinary Course of Business;

(i) not allow for any Encumbrance to be placed on any assets;

(j) promptly notify the Buyer of any Action or Material Adverse Change which may occur, be threatened, brought, asserted or commenced against it, its officers or directors, involving its business or assets;

(k) not enter into, or amend in a material respect, or terminate, any Material Contract, or enter into (or make any binding offer to enter into) any other obligation which is not in the Ordinary Course of Business;

(l) not enter into any employment contract or hire any new employee, or renew or amend any existing material employment contract;

(m) not make any Tax election or settle or compromise any income tax liability, unless that election, settlement or compromise is required by law and is supported by an opinion of counsel, or is in the Ordinary Course of Business;

(n) not make any change in the accounting methods, principles or practices used by it at the Effective Date, save for any changes required by Law;

(o) not cancel (or enter into any arrangement to cancel) any indebtedness for money owed to it, or waive any claim or right;

(p) not lease, license or otherwise dispose of any of its assets, except in the Ordinary Course of Business and at fair value;

(q) inform Buyer of any claim, action or Proceeding and not settle any claim, action or Proceeding without Consent of Buyer;

(r) not make any capital expenditure in excess of US $100,000 or undertake any extraordinary commitments, other than as previously approved in writing by Buyer;

(s) maintain (and where necessary use reasonable efforts to renew) each of its insurance policies and promptly notify the Buyer if any renewal proposal is not accepted by the relevant insurer;

(t) not raise any new financial accommodation (but this does not prevent the use of existing facilities, in the Ordinary Course of Business);

(u) not:

(i) increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other securities;

(ii) declare or pay a dividend;

(iii) make a distribution or revaluation of assets; or

(iv) buy back or make any offer to buy back its shares;

(v) carry out reasonably required repairs and maintenance to the Equipment in accordance with usual commercial practice and standards of maintenance for the industry;

(w) not enter into any abnormal or unusual transaction which relates to or adversely affects its business;

(x) not grant any license, assignment or other right or interest in respect of intellectual property, other than in the Ordinary Course of Business; and

(y) not disclose information, which is owned or used by it in relation to its business or assets, to any third party other than in the Ordinary Course of Business or as required by any Legal Requirement or by the decision of a court or tribunal or similar body of competent jurisdiction.

6.2.	Required Approvals

As promptly as practicable after the date of this Agreement, Seller will, and will cause the Company and its Subsidiaries to, make all filings required by Legal Requirements to be made in order to consummate the transactions contemplated hereunder, including but not limited to filings made with the Competition Board, EMRA and GDPA. Between the date of this Agreement and the Closing Date, Seller will, and will cause the Company to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereunder. Seller will promptly provide copies of all such filings to Buyer.

6.3.	Access to Books and Records

Between the date of this Agreement and the Closing Date, Seller will grant to Buyer and its designated representatives (including third party accountants, attorneys, agencies and consultants) full and complete access to the books and records (financial, legal, contractual, engineering and otherwise) of the Company, such access to be granted at the offices of Seller, the Company or the Branch, as appropriate.

6.4.	Notification

Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. In addition, Seller will, or will cause the Company to, provide to Buyer the following:

(a) Advance notice of spudding of a well;

(b) Advance notice of construction of Facilities;

(c) Any reports or communications routinely prepared in the Ordinary Course of Business by the Company including, without limitation, the following:

(i) Daily drilling reports;

(ii) Periodic production reports;

(iii) Periodic cost/expenditure reports;

(iv) Accounting reports including A/P and A/R;

(d) Any communication to or from a Government Body.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1.	Accuracy of Representations

Each of Seller’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2.	Seller’s Performance

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b) Seller shall have delivered to Buyer on or before the Closing Date:

(i) a share transfer form in relation to the Shares, in form and substance satisfactory to the Buyer, executed by Seller in favor of Buyer;

(ii) the share certificates representing the Shares in the names of Seller or an indemnity, in form and substance satisfactory to Buyer, for any lost certificates;

(iii) the register and minute books of the Company (written up to the Closing Date);

(iv) true and correct copies of the certificate of incorporation, any certificates of incorporation on change of name, and the bylaws of the Company and the source file of the Branch filed with the GDPA, each as amended to the Closing Date, certified by an authorized officer of Seller;

(v) written resolutions of the directors of the Company in form and substance satisfactory to Buyer, authorizing the transfer of the Shares to Buyer and the entry of Buyer in the Register of Members of the Company, certified by an authorized officer of Seller;

(vi) a certificate executed by Seller representing and warranting to Buyer that, with respect to each of Seller’s representations and warranties (concerning each of the Seller and the Company) in this Agreement, either (i) such representation or warranty is true and accurate in all material respects as of the Closing Date or (ii) disclosing to what extent such representation or warranty would no longer be true if made on the Closing Date.

7.3.	Consents

All Consents required to be obtained in order for the transactions contemplated by this Agreement to be effected (which include all Consents from the Turkish Regulatory Authorities) must have been obtained in form satisfactory to Buyer and must be in full force and effect.

7.4.	Additional Documents

Each of the following documents must have been delivered to Buyer or as otherwise appropriate:

(a) an opinion of the Hamm Law Firm, counsel to the Seller, dated the Closing Date, in a form reasonably acceptable to Buyer;

(b) one executed, undated, blank stock power for each stock certificate representing the TA Stock to Buyer;

(c) termination of all the agreements set forth on Schedule 7.4(c), such terminations to be in form satisfactory to Buyer;

(d) the records and the common seal or company stamp (if any) of the Company and the Branch;

(e) duly completed bank authorities directed to the bankers of the Company and the Branch authorizing those persons nominated by Buyer to be authorized signatories of each of its bank accounts following the Closing Date and terminating the authority of those present signatories that are not nominated by the Buyer to be authorized signatories;

(f) written resignations of the Resigning Directors as directors and/or secretaries of the Company and/or Branch, acknowledging that they have no Claim for fees, entitlements, salary or compensation for loss of office or otherwise against the Company or any Affiliate, and that there is no agreement, arrangement or understanding under which the Company has, or could have, any obligation to them;

(g) a certified copy of a resolution of directors of the Company resolving that, subject to the payment of duty (where required) and to Closing occurring, the transfer of the Shares to the Buyer will be registered (i) subject to the constitution of the Company and subject to them consenting to act, each of the Incoming Directors be appointed to the Board of Directors of the Company, and the resignation of the Resigning Directors from the Board be accepted, all with effect from Closing, so that a properly constituted Board of Directors is in existence at all times; (ii) subject to the constitution of the Company and to that Person consenting to act, a person designated by Buyer be appointed as company secretary of the Company, and the resignation of the Resigning Directors (as applicable) as secretary be accepted, all with effect from Closing; (iii) a person designated by Buyer be appointed as the legal representative of the Branch with effect from Closing; and (iv) the registered office of the Company be changed to an address designated by Buyer and the registered office of the Branch be changed to an address designated by Buyer with effect from Closing;

(h) a letter from the tax and social security office in Turkey evidencing that the Branch has no overdue tax and social security liabilities dated no earlier than five (5) business days prior to Closing;

(i) revocation by the principals of all powers of attorney set forth on Schedule 7.4(i) (the “Powers of Attorney”), with the Powers of Attorney to be terminated upon the Buyer’s registration of new powers of attorney;

(j) if requested by Buyer, a new power of attorney executed by Seller to a new legal representative of the Branch as designated by Buyer;

(k) (i) all bank loans or other borrowings in respect of which the Company or the Branch is shown as a borrower have been repaid in full, all liens, security interests, charges, mortgages, deeds of trust or other encumbrances (if any) created or existing in connection therewith have been released or discharged, and the Company and the Branch have been released in full by the relevant lender or secured party in form and substance satisfactory to Buyer, or (ii) all such bank loans or other borrowings and all such encumbrances (if any) have otherwise been resolved in a manner satisfactory to Buyer;

(l) (i) all loan agreements or general credit agreements with various banks or lenders to which the Company or the Branch is a party (including, without limitation, those three general credit agreements set forth on Schedule 7.4(l)) and all documents executed or delivered in connection therewith have either been terminated, all liens, security interests, charges, mortgages, deeds of trust or other encumbrances (if any) created or existing in connection therewith have been released or discharged, and the Company and the Branch have been released in full from their obligations thereunder in form and substance satisfactory to Buyer, or (ii) all such loan agreements or general credit agreements and all such encumbrances (if any) have otherwise been resolved in a manner satisfactory to Buyer;

(m) an opinion of a reputable Turkish law firm dated the Closing Date, in form and substance satisfactory to Buyer;

(n) confirmation that Mehmet C. Ekinalan, the current resident representative of the Company in Turkey, will continue to serve in such capacity after Closing under his current compensation as set forth on Schedule 4.7 until such time as a new resident representative as Buyer may designate has been approved by all applicable Government Bodies (including, without limitation, the GDPA and the Trade Ministry of Turkey) and announced in the Trade Registry Gazette;

(o) A disclaimer and release by Michael Reinart of any claims against TBNG, Buyer, TransAtlantic and their Affiliates on account of any consulting, employment, compensation or other agreement or arrangement between TBNG and himself, any company owned by him or in which he has an interest or any of his Affiliates, in form and substance satisfactory to Buyer;

(p) A disclaimer and release by Mustafa Yuvuz of any claims against TBNG, Buyer, TransAtlantic and their Affiliates on account of any consulting, employment, compensation or other agreement or arrangement between TBNG and himself, any company owned by him or in which he has an interest or any of his Affiliates, in form and substance satisfactory to Buyer; and

(q) such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of Seller’s representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this ARTICLE 7, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated hereunder.

7.5.	No Proceedings

Since the date of this Agreement, there must not have been commenced or threatened against Seller, or against any Person affiliated with Seller, any Action or Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereunder, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereunder.

7.6.	No Claim Regarding Stock Ownership or Sale Proceeds

There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, revenue, profits, or ownership interest in, the Company or the Branch, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

ARTICLE 8

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1.	Accuracy of Representations

Each of Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2.	Buyer’s Performance

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(b) Buyer shall have delivered to Seller or as otherwise appropriate, on or before the Closing Date:

(i) the TA Stock;

(ii) the Overriding Royalties (to Seller or its assigns); and

(iii) a certificate executed by Buyer representing and warranting to Buyer with respect to each of Seller’s representations and warranties in this Agreement either (i) such representation or warranty is true and accurate in all material respects as of the Closing Date or (ii) disclosing to what extent such representation or warranty would no longer be true if made on the Closing Date.

8.3.	Consents

Each of the Consents required to be obtained in order for the transactions contemplated by this Agreement to be effected must have been obtained and must be in full force and effect.

8.4.	Additional Documents

Buyer must have caused the following documents to be delivered to Seller:

(a) an opinion of counsel to Buyer, dated the Closing Date, in a form reasonably acceptable to Seller; and

(b) such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this ARTICLE 8, or (iv) otherwise facilitating the consummation of any of the transactions contemplated hereunder.

8.5.	No Injunction

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE 9

TERMINATION

9.1.	Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either Buyer or Seller if a material breach or violation of any provision of this Agreement has been committed by the other party and such breach or violation has not been cured or waived;

(b) by Buyer (i) if the certificate provided by Seller pursuant to Section 7.2(b)(iii) describes any change or modification to any representation or warranty which arises to a Material Adverse Change, (ii) if any of the conditions in ARTICLE 7 has not been satisfied as of the Closing Date or (iii) if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

(c) by Seller, if any of the conditions in ARTICLE 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(d) by mutual consent of Buyer and Seller; or

(e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Closing Date or such later date as the parties may agree upon.

9.2.	Effect of Termination

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in ARTICLE 10 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.1.	Survival

All representations in this Agreement will survive the Closing.

10.2.	Indemnification and Payment of Damages by Seller

Seller will indemnify and hold harmless Buyer, TransAtlantic and each of their directors, officers, shareholders, employees, agents and Affiliates for, and will pay to the Buyer, the amount of any Damages (defined below) arising from:

(a) the inaccuracy of any representation made by Seller in ARTICLE 3 and ARTICLE 4 of this Agreement;

(b) any breach by Seller of any covenant or obligation of Seller in this Agreement;

(c) any claim by any Governmental Body, including any Turkish tax authority, that there are Taxes owed by the Company for any period prior to the Effective Date other than Taxes accrued in the Ordinary Course of Business;

(d) any Proceeding, whether instituted before or after the Effective Date, arising from or in respect of facts, circumstances, acts, omissions or matters relating to the period prior to Closing;

(e) any Liability or claim arising from or in respect of any facts, circumstances, acts, omissions or matters relating to the period prior to the Effective Date, including claims of, or Liability to, current or former employees;

(f) without limiting the foregoing, any Proceeding, Liability or claim arising from or in respect of any claim by Oymen Sayer or his estate, Cem Sayer (or Cam Sayer), Aladdin-Middle East, Ltd. or any of their Affiliates in the ownership of the Company, the predecessor(s)-in-interest (if any) of the Company, the Branch or any of the assets owned by the Company or the Branch; or

(g) without limiting the foregoing, any Proceeding, Liability or claim arising from or in respect of the indemnification policy set forth in the Organizational Minutes of the Corporation and referenced in that certain Resolution of the Board of Directors, Thrace Basin Natural Gas Corporation – Turkey, a BVI corporation as of the 1st day of March, 1997.

For purposes of this Agreement the term “Damages” shall mean all costs, losses (including diminution in value), liabilities, deficiencies, claims and expenses (which include interest, penalties, cost of mitigation, attorney’s fees and amounts paid in investigation, defense or settlement of any claim or Liability).

10.3.	Indemnification and Payment of Damages by Buyer

Buyer will indemnify and hold harmless Seller for, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement. Buyer further indemnifies and holds harmless Seller from all claims relating to the Company that may arise from operations after the Closing Date.

10.4.	Time Limitation

If the Closing occurs, neither party will have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied unless on or before the expiration of three (3) years from the Closing Date, the indemnified party notifies the other party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the indemnified party; provided, however, the representations, warranties, covenants and obligations regarding (i) taxes shall continue until the applicable statute of limitations and (ii) due authorization, valid formation, valid existence, and legal compliance of Seller, the Company (including the Branch) and Seller’s ownership of the Shares and the Company (including the Branch) free and clear of all Encumbrances shall continue indefinitely.

10.5.	Procedure for Indemnification – Third Party Claims

(a) Promptly after receipt by an indemnified party under Section 10.2 or Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in Section 10.5 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party. Each indemnified party hereby grants to the indemnifying party, to the extent permitted by law or by the terms of the indemnified party’s insurance policies then in force, a right of subrogation to proceed against the particular third party or parties in question, and seek to recover therefrom any amounts to which such indemnifying party may be lawfully entitled.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Seller and Buyer, in their capacity as the indemnifying party, hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

10.6.	Procedure for Indemnification – Other Claims

A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.7.	Set Off.

Seller hereby agrees and acknowledges that Buyer may, at its reasonable discretion, offset any or all amounts of Damages against any amount payable to Seller pursuant to the Overriding Royalties or otherwise. Seller agrees that Buyer may withhold any such payable amount based on claims for indemnification made in good faith by Buyer pending final resolution of such claims by settlement, arbitration, final judgments or otherwise.

10.8.	Maintenance of Minimum Net Worth

Seller agrees to maintain a minimum net worth of at least Ten Million and No/100 U.S. Dollars (US $10,000,000.00) until the later to occur of (i) three (3) years from the Closing Date and (ii) the date on which the applicable statute of limitations bars any claim for Taxes.

10.9.	Exclusive Remedy

Seller and Buyer acknowledge and agree that their respective sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE 10, subject to the limitations contained in Sections 10.4.

ARTICLE 11

ASSIGNMENT

11.1.	Assignment of Agreement

Seller acknowledges and agrees that Buyer may assign its rights to acquire the Shares to a third party who is either (i) an affiliate of Buyer or (ii) a newly formed entity for which Buyer (or its affiliates) have engaged in significant formation and financing activities, the purpose of which entity is to acquire the Shares. Seller agrees that Buyer may, in its sole discretion, assign its rights hereunder to purchase the Shares. Prior to Closing, Buyer will notify Seller of any such assignment and the identity of such assignee(s). Upon such notice any such assignee shall be deemed a third party beneficiary of this Agreement with full independent rights to (a) rely on the representations, warranties and covenants contained herein and (b) enforce all rights and obligations hereunder, as to the Shares assigned to such assignee. From and after the date of any notice regarding an assignee, the term “Buyer” shall be deemed to include TransAtlantic Worldwide, Ltd. and any such assignee(s). Any such assignment shall not relieve Buyer of any of its obligations hereunder.

ARTICLE 12

GENERAL PROVISIONS

12.1.	Expenses

Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party to seek recovery of such expenses arising from a breach of this Agreement by another party.

12.2.	Public Announcements

Neither Buyer nor Seller will issue any public announcement or similar publicity with respect to this Agreement without the prior written consent of the other party; provided, however, that either Buyer or Seller may make any public disclosure they believe in good faith, based upon advice of counsel, is required by any Legal Requirement (in which case the disclosing party will advise the other party prior to making the disclosure). Seller and Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby, and Buyer will have the right to be present for any such communication.

12.3.	Confidentiality

Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by any Legal Requirement. Notwithstanding the foregoing, an announcement may be made to employees of the Company regarding this Agreement and the transactions contemplated hereby.

If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4.	Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt) or electronic mail, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties). A copy of any notice, consent, waiver or other communications shall also be sent by electronic mail to the recipient’s address set forth below; provided, however, that the failure to comply with this requirement shall not affect the effectiveness of such notice, consent, waiver or other communication if the other provisions of this Section 12.4 are followed.

Seller:

Mustafa Mehmet Corporation

ATTN: Harvey R. Clapp, III, President

5030 Anchor Way

Christiansted, Vl 00820

Phone: 340-719-3885

Facsimile No.: 340-719-3888

E-Mail: hrclapp3@aol.com

with copy to:

Donovan M. Hamm, Jr., Esq.

Hamm Law Firm

5030 Anchor Way

Christiansted, VI 00820-4521

Phone: 340-773-6955

Facsimile No.: 340-773-3092

E-Mail: dmh@hammlawvi.com

Buyer:

TransAtlantic Worldwide, Ltd.

ATTN: Matthew McCann

5910 N. Central Expressway, Suite 1755

Dallas, Texas 75206

Phone: 214-220-4323

Fax: 214-265-4711

E-Mail: matt.mccann@tapcor.com

with a copy to:

Scott C. Larsen

Executive Vice President

TransAtlantic Petroleum Ltd.

5901 N. Central Expressway, Suite 1755

Dallas, TX 75206

Phone: 214-220-4323

E-Mail: scott.larsen@tapcor.com

12.5.	Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Without limiting the foregoing, Seller shall, at its expense, use its best efforts and fully cooperate with Buyer and furnish such further information, execute and deliver such further documents and do such other acts and things to promptly complete the registration of the transfer of the Shares from Seller to Buyer and to promptly update the Branch’s source file and trade registry records and information of the Branch’s resident representative and address with all applicable Government Bodies (including, without limitation, the GDPA, the EMRA and the Trade Ministry of Turkey).

12.6.	Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7.	Schedules

In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules attached hereto, the statements in the body of this Agreement will control.

12.8.	Assignments, Successors, and No Third-Party Rights

Except as provided in ARTICLE 11,

(a) neither party may assign any of its rights under this Agreement without the prior consent of the other parties;

(b) this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties;

(c) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement; and

(d) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.9.	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.10.	Section Headings; Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.11.	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12.	Governing Law

This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of New York, including section 5-1401 of the General Obligations Law of such state, but otherwise without reference to the laws of such jurisdiction regarding conflicts of law.

12.13.	Dispute Resolution

(a) Notification. If either Seller or Buyer desires to submit a dispute, controversy or claim of any kind or nature under or in connection with this Agreement (a “Dispute”) for resolution, such party shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Section 12.13.

(b) Negotiations. Except as provided in Section 10.5(d), the parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a party. Within thirty (30) days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any party may initiate arbitration proceedings pursuant to Section 12.13(c) concerning such Dispute.

(c) Arbitration. Except as provided in Section 10.5(d), any Dispute not finally resolved by alternative dispute resolution procedures set forth in Section 12.13(b) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(i) Rules. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (as then in effect) (the “Rules”).

(ii) Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) days after the filing of the arbitration. For greater certainty, for purposes of this Section 12.13(c), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(iii) Intentionally Deleted.

(iv) Consolidation. If the parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(v) Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York, United States of America.

(vi) Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(vii) Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(viii) Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 12.4.

(ix) Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable. Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(x) Intentionally Deleted.

(xi) Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the matter determined by the arbitral tribunal.

(xii) Interest. The award may include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. The rate of interest shall be determined by the arbitral award.

(xiii) Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(xiv) Exemplary Damages. The parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(xv) Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

12.14.	Counterparts

This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

SELLER

MUSTAFA MEHMET CORPORATION

By:	/s/ Harvey R. Clapp, III
Harvey R. Clapp, III, President

BUYER

TRANSATLANTIC WORLDWIDE, LTD.

By:	/s/ Scott C. Larsen
Name: Scott C. Larsen
Title: Executive Vice President

[Signature Page to [TBNG] Share Purchase Agreement]

S